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                                                                 EXHIBIT (A)(11)

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                  ANY AND ALL
                                     OF THE
                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                        OF U.S. OFFICE PRODUCTS COMPANY
                                       AT
        94.5% OF THE PRINCIPAL AMOUNT OF THE NOTES PLUS ACCRUED INTEREST

ISIN XS0066478800                                              CUSIP 912325 AB 3
ISIN XS0069763281                                              CUSIP 912325 AD 9

    NOTICE IS HEREBY GIVEN to the holders of the 5 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of U.S. Office Products Company (the "Company") that the Company has offered, on May 5, 1998, to purchase any and all of the Notes at 94.5% of the principal amount tendered, plus accrued and unpaid interest up to but excluding the date upon which the Company pays for Notes accepted for purchase (the "Purchase Price").

    The Company is making the offer to holders of Notes in bearer form or in the form of Registered Regulation S Notes (collectively, the "Non-U.S. Notes") through the Non-U.S. Note offer materials, dated May 5, 1998, which can be obtained from Global Trust Services at The Chase Manhattan Bank London Office or Chase Manhattan Bank Luxembourg S.A. The Company is making the offer to holders of Notes in registered form (other than the Registered Regulation S Notes) (the "U.S. Notes"), on the same terms and conditions as to holders of Non-U.S. Notes, through the U.S. Note offer materials, dated May 5, 1998, which can be obtained from MacKenzie Partners, Inc. in the United States (telephone: (212) 929-5500). Holders who hold Non-U.S. Notes through Euroclear or Cedel will receive offer materials through their Euroclear or Cedel participants.

    Holders who tender Notes in the Offer can withdraw their Notes prior to the Expiration Date. The Expiration Date is June 3, 1998 (at 3:00 P.M., London time, for purposes of Non-U.S. Notes, and at 5:00 P.M., New York City time, for purposes of U.S. Notes), unless extended as described in the offer materials.

    The Company will pay the Purchase Price in U.S. dollars promptly after the Expiration Date. Holders who hold Non-U.S. Notes though Euroclear or Cedel will receive payment of the Purchase Price in accordance with the operating procedures of Euroclear and Cedel.